Exhibit 16.1

May 25, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Mohegan Tribal Gaming Authority (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Mohegan Tribal Gaming Authority dated May 21, 2018. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

Attachment

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

On May 21, 2018, the Audit Committee of the Management Board (the “Committee”) of Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment (the “Company”), dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered accounting firm.

The audit reports of PwC on the Company’s consolidated financial statements as of and for the fiscal years ended September 30, 2017 and September 30, 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended September 30, 2017 and September 30, 2016, and during the subsequent interim period through May 21, 2018 (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such periods, and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of this Current Report on Form 8-K (this “Report”) prior to its filing with the Securities and Exchange Commission (“SEC”) and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not PwC agrees with the above statements and stating the respects, if any, in which PwC does not agree with such statements. A copy of PwC’s letter dated May 25, 2018 to the SEC, stating that it agrees with the statements made in this Report, is filed as Exhibit 16.1 to this Report.

(b) Engagement of New Independent Registered Public Accounting Firm

On May 21, 2018, the Committee engaged Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.

During the Company’s fiscal years ended September 30, 2017 and September 30, 2016, and during the subsequent interim period through May 21, 2018, the Company has not consulted with Deloitte, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).